Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2009 OPERATING RESULTS

Uncasville, Connecticut, October 14, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its preliminary operating results for the fourth quarter and fiscal year ended September 30, 2009. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Consolidated preliminary financial results for the fourth quarter ended September 30, 2009 (unaudited):

Based on preliminary analysis performed by the Authority for the quarter ended September 30, 2009, the Authority anticipates the following financial results:

•

Adjusted EBITDA, a non-GAAP measure described below, is expected to range between $81 million and $84 million, a (decrease) increase of between (2%) and 2% compared to the fourth quarter of fiscal 2008

•	Net income is expected to range between $63 million and $66 million, a decrease of between 24% and 27% compared to the fourth quarter of fiscal 2008

•	Income from operations is expected to range between $96 million and $99 million, a decrease of between 15% and 18% compared to the fourth quarter of fiscal 2008

•	Net revenues are expected to range between $358 million and $372 million, a decrease of between 10% and 14% compared to the fourth quarter of fiscal 2008

•	Gaming revenues are expected to range between $324 million and $338 million, a decrease of between 10% and 13% compared to the fourth quarter of fiscal 2008

•	Gross slot revenues are expected to range between $250 million and $260 million, a decrease of between 6% and 10% compared to the fourth quarter of fiscal 2008

•	Table games revenues are expected to range between $71 million and $74 million, a decrease of between 23% and 26% compared to the fourth quarter of fiscal 2008

•	Non-gaming revenues are expected to range between $65 million and $67 million, a decrease of between 13% and 16% compared to the fourth quarter of fiscal 2008

•	Interest expense, net of capitalized interest, is expected to range between $25 million and $26 million, a (decrease) increase of between (1%) and 3% compared to the fourth quarter of fiscal 2008

Consolidated preliminary financial results for the fiscal year ended September 30, 2009 (unaudited):

Based on preliminary analysis performed by the Authority for the fiscal year ended September 30, 2009, the Authority anticipates the following financial results:

•	Adjusted EBITDA, a non-GAAP measure described below, is expected to range between $297 million and $309 million, a (decrease) increase of between (2%) and 2% compared to fiscal 2008

•	Net income is expected to range between $115 million and $120 million, a decrease of between 20% and 23% compared to fiscal 2008

•	Income from operations is expected to range between $234 million and $244 million, a decrease of between 7% and 11% compared to fiscal 2008

•	Net revenues are expected to range between $1.43 billion and $1.48 billion, a decrease of between 6% and 9% compared to fiscal 2008

•	Gaming revenues are expected to range between $1.29 billion and $1.34 billion, a decrease of between 5% and 8% compared to fiscal 2008

•	Gross slot revenues are expected to range between $977 million and $1.02 billion, a decrease of between 1% and 5% compared to fiscal 2008

•	Table games revenues are expected to range between $300 million and $312 million, a decrease of between 17% and 20% compared to fiscal 2008

•	Non-gaming revenues are expected to range between $250 million and $260 million, a decrease of between 12% and 16% compared to fiscal 2008

•	Interest expense, net of capitalized interest, is expected to range between $107 million and $112 million, an increase of between 15% and 19% compared to fiscal 2008

Liquidity, Capital Resources and Capital Spending

As of September 30, 2009, the Authority held cash and cash equivalents of approximately $67 million. As of September 30, 2009, there was approximately $713 million drawn on the Authority’s bank credit facility. The outstanding amounts were comprised of approximately $147 million in term loans and approximately $566 million in revolving loans. The Authority’s total debt was approximately $1.64 billion as of September 30, 2009.

Capital expenditures are expected to range between $90 million and $94 million for the fiscal year ended September 30, 2009. Capital expenditures for fiscal 2010 at Mohegan Sun are anticipated to approximate between $45 million and $47 million, inclusive of Project Horizon expenditures of between $16 million and $17 million. Capital expenditures for fiscal 2010 at Pocono Downs are anticipated to approximate between $2 million and $3 million.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled approximately $72 million for the fiscal year ended September 30, 2009. Distributions to the Tribe are anticipated to approximate between $59 million and $64 million for fiscal 2010.

These preliminary operating results are subject to the completion of customary closing procedures by the Authority, and may change. The Authority intends to report its final fourth quarter and fiscal year 2009 operating results in November 2009.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Pocono Downs offers approximately 2,500 slot machines and electronic blackjack games, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey, Maryland, Delaware or Pennsylvania), the financial performance of Mohegan Sun and Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Income from Operations and Net Income:

Reconciliations of Adjusted EBITDA to income from operations and net income, financial measures determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended			For the Fiscal Years Ended
	September 30, 2009(1)		September 30, 2008	September 30, 2009(1)		September 30, 2008

Adjusted EBITDA	$80,525	$83,811	$82,455	$296,890	$309,008	$304,170
Pre-opening costs and expenses	-	-	(3,306)	(276)	(288)	(4,652)
Depreciation and amortization	(25,553)	(26,595)	(29,390)	(101,213)	(105,345)	(102,370)
Relinquishment liability reassessment	40,846	42,514	68,947	40,846	42,514	68,947
Minority interests	(236)	(246)	(1,486)	(1,941)	(2,021)	(2,729)

Income from operations	95,582	99,484	117,220	234,306	243,868	263,366

Accretion of discount to the relinquishment liability	(5,004)	(5,208)	(6,771)	(20,017)	(20,834)	(27,085)
Interest income	645	671	925	3,834	3,990	3,795
Interest expense, net of capitalized interest	(25,342)	(26,376)	(25,578)	(107,495)	(111,883)	(93,793)
Gain on early extinguishment of debt	-	-	-	8,297	8,635	-
Other income (expense), net	(2,727)	(2,839)	(213)	(5,615)	(5,845)	248
Minority interests	236	246	1,486	1,941	2,021	2,729

Net income	$63,390	$65,978	$87,069	$115,251	$119,952	$149,260

(1)	Preliminary range

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest expense, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, gain on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliations to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest expense, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest expense, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut, October 14, 2009

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000